Exhibit 2(a)(1)

                            ARTICLES OF INCORPORATION
                                       OF
                         THE HIGH YIELD PLUS FUND, INC.


FIRST: INCORPORATION: I, William W. Pollock, whose post office address is 1800 M Street, N.W. Washington, D.C. 20036, being at least eighteen years of age, do, under and by virtue of Public General Laws of the State of Maryland authorizing the formation of Corporations, associate myself as Incorporator with the intention of forming a corporation.

SECOND: NAME OF CORPORATION: The name of the Corporation is THE HIGH YIELD PLUS FUND, INC. (the "Corporation").

THIRD:   CORPORATE PURPOSES:

      A. The Corporation is formed for the purpose of acting as a closed-end, diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended, and to exercise and enjoy all powers, rights, and privileges granted to and conferred upon corporations by the Public General Laws of Maryland now or hereafter in force, including:

         1. To hold, invest, and reinvest the funds of the Corporation, and to purchase, subscribe for or otherwise acquire, hold for investment, trade and deal in, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of, or turn to account or realize upon securities of any corporation, association, trust, firm, or other organization however or whenever established or organized, as well as securities issued by the United States Government or the government of any state,

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               municipality, or other political subdivision, or any other governmental or quasi-governmental agency or instrumentality. For the purpose of these Articles, the term "securities" includes: stocks, shares, bonds, debentures, bills, time notes and deposits, mortgages, and any other obligations or evidence of indebtedness; any certificates, receipts, warrants, options, or other instruments representing rights or obligations to receive, purchase, subscribe for or sell the same, or evidencing or representing any other right or interest, including all rights of equitable ownership, in any property or assets; and any negotiable or non-negotiable instruments including money market instruments, bank certificates of deposit, finance paper, commercial paper, bankers' acceptances, and all types of repurchase and reverse repurchase agreements;

         2. To enjoy all rights, powers, and privileges of ownership or interest in all securities held by the Corporation, including the right to vote and otherwise act with respect to the preservation, protection, improvement, and enhancement in value of all such securities;

         3. To issue and sell shares of its own capital stock, including shares in fractional denominations, and securities which are convertible or exchangeable, with or without the payment of additional consideration, into such capital stock in such amounts and on such terms and for such amount or kind of consideration (including securities) now or hereafter permitted by the laws of the State of Maryland and by these


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               Articles of Incorporation as its Board of Directors may, and
               which is hereby authorized to, determine;

         4. To purchase, repurchase or otherwise acquire, hold, dispose of, resell, transfer, reissue, or cancel shares of its own capital stock in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland and by these Articles of Incorporation;

         5. To transact its business, carry on its operations, have one or more offices, and to exercise all of its corporate powers and rights in any state, territory, district, and possession of the United States, and in any foreign country;

         6. To aid by further investment any issuer of which the Corporation holds any obligation or in which it has a direct or indirect interest, to perform any act designed to protect, preserve, improve, or enhance the value of such obligation or interest, and to guarantee or become a surety on any or all of the contracts, stocks, bonds, notes, debentures, and obligation of any corporation, company, trust association, or firm; and

         7. To generally transact any business in connection with or incidental to its corporate purposes, and to do everything necessary, suitable, or proper for the accomplishment of such purposes or for the attainment of any object or furtherance of any purpose set forth in these Articles, either alone or in association with others.



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      B. The foregoing clauses shall be construed both as objects and powers, and the enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Corporation.

      C. Incident to meeting the purposes specified above, the Corporation shall also have the power, without limitation:

         1. To acquire by purchase, lease or otherwise, and to own, hold, use, maintain, develop, and dispose of any interest in real or personal property, wherever located;

         2. To borrow money and issue notes or other evidences of indebtedness in connection therewith; and

         3. To buy, sell, and otherwise deal in and with commodities, indices of commodities or securities, and foreign exchange, including the purchase and sale of futures contracts and options on futures contracts related thereto, subject to any applicable provisions of law.

FOURTH: ADDRESS OF PRINCIPAL OFFICE. The post office address of the principal office of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202-3242.

FIFTH: NAME AND ADDRESS OF RESIDENT AGENT. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202-3242.


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SIXTH: CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $.01 par value, having an aggregate par value of $1,000,000. Stockholders shall not have preemptive rights to acquire any shares of the stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or reissued and transferred if reacquired and have treasury status, to any person, firm, corporation, or association for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the share to any such holder. All shares of authorized common stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable. Voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.

SEVENTH: BOARD OF DIRECTORS. The number of directors shall not be less than one. Until the first annual meeting of the Corporation and until his successor is elected and qualified, Thomas T. Mooney shall act as director.

EIGHTH:  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION.



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      A. All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles, or the By-Laws of the Corporation.

      B. The Board of Directors shall have the power to adopt, alter, or repeal the By-Laws of the Corporation, unless the By-Laws otherwise provide.

      C. The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the By-Laws.

      D. The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the net income, total assets, and the net asset value of the shares of Common Stock, of the Corporation. The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, the investment adviser, administrator, custodian, or depository of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

      E. The Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record of such a date as the Board of Directors may determine.

NINTH: STOCKHOLDER LIABILITY. The stockholders shall not be liable to any extent for the payment of any debt of the Corporation.


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TENTH: MAJORITY OF VOTES.

      A. Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any action may be taken or authorized by the Corporation upon the affirmative vote of at least a majority of the votes entitled to be cast, except as set forth in part D of this Tenth section.

      B. The affirmative vote or consent of the holders of sixty-six and two-thirds (66 2/3) percent or more of the Corporation's shares is required to authorize any of the following transactions:

         1. Conversion of the Corporation from a closed-end investment company to an open-end investment company;

         2. Merger or consolidation of the Corporation with or into any other corporation that is directly or indirectly the beneficial owner of five percent or more of the outstanding shares of the Corporation;

         3. Issuance of any securities of the Corporation for cash to any person or entity that is directly or indirectly the beneficial owner of five percent or more of the outstanding shares of the Corporation;

         4. Sale, lease, or exchange of all or any substantial part of the assets of the Corporation to any person or entity that is directly or indirectly the beneficial owner of five percent or more of the outstanding shares of the Corporation, except assets having an aggregate fair market value of less than $1,000,000; or


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         5.    Sale, lease, or exchange to the Corporation, in exchange for securities of the Corporation, of any assets of any person or entity that is directly or indirectly the beneficial owner of five percent or more of the outstanding shares of the Corporation, except assets having an aggregate fair market value of less than $1,000,000.

ELEVENTH: RIGHT OF AMENDMENT. Except as set forth below, any provision of these Articles of Incorporation may be amended, altered, or repealed upon the affirmative vote of the holders of a majority of the shares of Common Stock. Any amendment, alteration, or repeal of Section Ten, Part B requires the affirmative vote or consent of the holders of sixty-six and two-thirds (66 2/3) percent or more of the shares of the Corporation.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 3rd day of February, 1988.


                                            /s/ William W. Pollock
                                            -----------------------------------
                                            William W. Pollock




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